Exhibit 99.1

NEWS RELEASE 11-005	Contacts:	Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

Ken Dennard, Managing Partner
DRG&L / 713-529-6600
For Immediate Release

HORNBECK OFFSHORE ANNOUNCES

APPOINTMENT OF TWO NEW DIRECTORS AND PROMOTION OF EXECUTIVE OFFICER

June 27, 2011 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (the “Company”) announced today that John T. Rynd and Kevin O. Meyers, Ph.D. have been appointed to its Board of Directors (the “Board”), effective June 23, 2011. Mr. Rynd and Dr. Meyers were appointed to fill the vacancies created by a prior resignation and the Board’s decision to increase the number of its directors from seven to eight members. In addition, at the Company’s Annual Meeting on June 23, 2011, the shareholders reelected Todd M. Hornbeck and Patricia B. Melcher to the Board.

John T. Rynd. Since June 2008, Mr. Rynd, 54, has served as the Chief Executive Officer and President, and as a director, of Hercules Offshore, Inc. (NASDAQ:HERO), a publicly traded global provider of offshore contract drilling, liftboat and inland barge services. From July 2007 to June 2008, he served as Executive Vice President and Chief Operating Officer of Hercules Offshore, Inc. From October 2005 to July 2007, he served as Senior Vice President of Hercules Offshore, Inc. and President of Hercules Drilling Company, LLC. Prior to joining Hercules Offshore, Inc., Mr. Rynd worked at Noble Drilling Services Inc., a wholly owned subsidiary of Noble Corporation, a contract drilling company, as Vice President — Investor Relations from October 2000 to September 2005 and as Vice President — Marketing and Contracts from September 1994 to September 2000. From June 1990 to September 1994, Mr. Rynd worked for Chiles Offshore Corporation, a contract drilling company, in various positions, including as Vice President — Marketing.

Kevin O. Meyers, Ph.D. Dr. Meyers, 57, is a consultant with 31 years of experience in the oil and gas industry. He served as the Senior Vice President, Exploration and Production – Americas of ConocoPhillips (NYSE:COP), a publicly traded oil and gas company, from May 2009 until his retirement in December 2010. Before assuming that role, Dr. Meyers had been President of ConocoPhillips Canada from December 2006 until May 2009. From October 2004 to November 2006, he served as President of ConocoPhillips’ Russian and Caspian Region, based in Moscow, where he was responsible for exploration and production activities in the former Soviet Union and was the lead executive in Russia for the COP LUKOIL strategic alliance. Prior to moving to Russia, Dr. Meyers was President of ConocoPhillips Alaska, a position he had held since Conoco Inc. and Phillips Petroleum Company merged in 2002. Prior to the merger, Dr. Meyers had held a similar position with Phillips Petroleum Company. He held that position following the acquisition by Phillips Petroleum Company of

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

certain Alaskan assets of the Atlantic Richfield Company (“ARCO”). Dr. Meyers was President of ARCO Alaska from 1998 to 2000 and served in various other positions with ARCO from 1980 through 1998. Dr. Meyers holds a doctorate in chemical engineering from the Massachusetts Institute of Technology and bachelor’s degrees in chemistry and mathematics from Capital University in Ohio.

Todd Hornbeck, President and CEO, commented, “We are very pleased that Mr. Rynd and Dr. Meyers have joined our board. We will greatly benefit from the collective wealth of executive management experience, leadership skills and industry insight that they bring to the Company. As an active chief executive officer of a publicly traded drilling and marine services company with a major presence in the Gulf of Mexico, Mr. Rynd has a deep understanding of the unique challenges currently facing our Company and the rest of the offshore energy industry in our core geographic market. Dr. Meyers brings to the Board significant major oil company executive experience and critical insights into the issues facing the global oil and gas industry from the perspective of one of our customers.”

Promotion of Executive Officer. On June 23, 2011, the Board also approved the promotion of Samuel A. Giberga from Senior Vice President to Executive Vice President. Mr. Giberga will also continue to serve as the Company’s General Counsel and Chief Compliance Officer.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and in select other domestic and international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges in the northeastern U.S., the domestic Gulf of Mexico, the Great Lakes and in Puerto Rico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

###